Exhibit 10.18.4

Execution Version
THIRD AMENDMENT TO TERM LOAN AGREEMENT

THIS THIRD AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) dated as of November 7, 2018, by and among CORPORATE OFFICE PROPERTIES, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), CORPORATE OFFICE PROPERTIES TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Parent”), the Lenders, and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent (the “Agent”).

WHEREAS, the Borrower, the Parent, the Lenders, the Agent and the other parties thereto have entered into that certain Term Loan Agreement dated as of December 17, 2015, as amended by that certain First Amendment to Term Loan Agreement dated as of September 15, 2016, as amended by that certain Second Amendment to Term Loan Agreement dated as of December 18, 2017 (as amended, supplemented, restated or otherwise modified from time to time, the “Term Loan Agreement”); and

WHEREAS, the Borrower, the Parent, the Lenders and the Agent desire to amend certain provisions of the Term Loan Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.    Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given such terms in the Term Loan Agreement.

Section 2.     Amendments. The parties hereto hereby agree, to (i) delete the red stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the blue underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the Term Loan Agreement attached as Exhibit A hereto and (ii) replace the Schedules to the Term Loan Agreement with Exhibit B hereto.

Section 3.    Conditions Precedent. The effectiveness of this Amendment is subject to the following:

(a)    Receipt by the Agent of each of the following, each in form and substance satisfactory to the Agent:

(i)a counterpart of this Amendment duly executed by the Borrower, the Parent and each of the Lenders;

(ii)the Reaffirmation of Obligations substantially in the form of Exhibit C attached hereto duly executed by each Guarantor;

(iii)a Compliance Certificate calculated as of September 30, 2018, giving pro forma effect to this Amendment;

(iv)evidence that all fees, expenses and reimbursement amounts due and payable to the Agent, including without limitation, the reasonable fees and expenses of counsel to the Agent, have been paid; and

(v)such other documents, instruments and agreements as the Agent may reasonably request; and

(b)    In the good faith judgment of the Agent and the Lenders:

(i)    There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Agent and the Lenders prior to the date hereof that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)    No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iii)    There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 4.    Representations. The Borrower and the Parent represent and warrant to the Agent and the Lenders that:

(a)    Authorization. Each of the Parent and the Borrower has the right and power, and has taken all necessary action to authorize the execution and delivery of this Amendment and to perform its obligations thereunder and under the Term Loan Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Parent and the Borrower or a general partner of the Borrower, as applicable, and both this Amendment and the Term Loan Agreement, as amended by this Amendment, are legal, valid and binding obligations of the Parent and the Borrower and are enforceable against such Persons in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and the availability of equitable remedies for the enforcement of certain obligations (other than payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(b)    Compliance with Laws, etc. The execution, delivery and performance of this Amendment and the other Loan Documents to which any Loan Party is a party do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 5.    Reaffirmation of Representations. Each of the Parent and the Borrower hereby represents, repeats and reaffirms all representations and warranties made by such Person to the Agent and the Lenders in the Term Loan Agreement and the other Loan Documents to which such Person is a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

Section 6.    Certain References. Each reference to the Term Loan Agreement in any of the Loan Documents shall be deemed to be a reference to the Term Loan Agreement as amended by this Amendment. This Amendment shall constitute a Loan Document.

Section 7.    Expenses. The Borrower hereby agrees to reimburse the Agent upon demand for all costs and expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8.    Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10.    Effect. Except as expressly herein amended, the terms and conditions of the Term Loan Agreement and the other Loan Documents remain in full force and effect. Except as set forth in this Amendment, this Amendment shall not be construed to be a waiver or amendment of, or constitute a novation of any of the obligations arising under, any of the other terms and conditions of the Term Loan Agreement and the other Loan Documents or to limit, impair or otherwise affect the rights and remedies of the Lenders under the Loan Documents. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Term Loan Agreement to be executed as of the date first above written.

CORPORATE OFFICE PROPERTIES, L.P.

By: Corporate Office Properties Trust, its sole
general partner

By:	/s/ Anthony Mifsud
Anthony Mifsud
Executive Vice President

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Anthony Mifsud
Anthony Mifsud
Executive Vice President

[Signatures Continued on Next Page]

[Signature Page to Third Amendment to Term Loan Agreement with Corporate Office Properties, L.P.]
CAPITAL ONE, NATIONAL ASSOCIATION, as
Agent and as a Lender

By:	/s/ Ashish Tandon Name: Ashish Tandon Title: Director
PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Katie Chowdhry Name: Katie Chowdhry Title: Vice President
REGIONS BANK

By:	/s/ Kyle D Upton Name: Kyle D Upton Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Timothy J. Tillman Name: Timothy J. Tillman Title: Senior Vice President
TD BANK, N.A.

By:	/s/ Jireh Kore Name: Jireh Kore Title: Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Isiuloros Roros Name: Isiuloros Roros Title: V.P.

EXHIBIT A

[Conformed Term Loan Agreement – Separately Attached]

EXECUTION VERSION
(Conformed through Third Amendment dated November 7, 2018)

TERM LOAN AGREEMENT

Dated as of December 17, 2015,

by and among

CORPORATE OFFICE PROPERTIES, L.P.,
as Borrower,

CORPORATE OFFICE PROPERTIES TRUST,
as Parent,

THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5.,
as Lenders,
and

CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent

CAPITAL ONE, NATIONAL ASSOCIATION,
PNC CAPITAL MARKETS LLC
and
REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,
as Joint Lead Arrangers and
Joint Bookrunners,

PNC BANK, NATIONAL ASSOCIATION,
and
REGIONS BANK,
as Syndication Agents

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SCHEDULE I    Commitments
SCHEDULE 1.1    List of Loan Parties

SCHEDULE 6.1.(b)	Ownership Structure

SCHEDULE 6.1.(f)	Title to Properties; Liens

SCHEDULE 6.1.(g)	Indebtedness and Guaranties

SCHEDULE 6.1.(i)	Litigation

SCHEDULE 6.1.(y)	Unencumbered Assets

EXHIBIT A	Form of Assignment and Acceptance Agreement

EXHIBIT B	Form of Notice of Borrowing

EXHIBIT C	Form of Notice of Continuation

EXHIBIT D	Form of Notice of Conversion

EXHIBIT E	Form of Term Note

EXHIBIT F	Form of Opinion of Counsel

EXHIBIT G	Form of Compliance Certificate

EXHIBIT H	Form of Guaranty

EXHIBIT I	Form of Guarantor Release Letter

EXHIBITS J-1 – J-4	Forms of U.S. Tax Compliance

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THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of December 17, 2015 by and among CORPORATE OFFICE PROPERTIES, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), CORPORATE OFFICE PROPERTIES TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Parent”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5., and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), with CAPITAL ONE, NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC and REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK, as Joint Lead Arrangers and Joint Bookrunners (collectively, the “Joint Lead Arrangers”), and PNC BANK, NATIONAL ASSOCIATION, and REGIONS BANK, as Syndication Agents (collectively, the “Syndication Agents”).

WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrower a delayed-draw term loan facility in the initial amount of $250,000,000 on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS
Section 1.1. Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.

“Additional Term Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.9.

“Adjusted EBITDA” means, for any given period, (a) EBITDA for such period minus (b) Capital Reserves for such period.

“Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.

“Adjusted Net Operating Income” means, with respect to a Property for any given period, Net Operating Income of such Property for such period minus Capital Reserves for such period.

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“Administrative Agent” means Capital One, National Association, as contractual representative for the Lenders under the terms of this Agreement, and any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Parent or the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Alternate Base Rate” means the per annum rate of interest equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Rate plus one‑half of one percent (0.5%) and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or LIBOR, respectively (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable). For purposes of this definition, LIBOR referred to above shall be the rate for deposits in U.S. dollars for a one-month period in the London interbank market, as determined by Administrative Agent based on quotes or other information available to it, and shall not be required to be determined strictly in accordance with the requirements of the definition of “LIBOR” and the notice and other provisions applicable thereto as set forth herein.

“Anti-Corruption Laws” means all Applicable Laws of any government which has jurisdiction with respect to the Parent, Borrower or a Loan Party and concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning given that term in Section 6.1.(z).

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means, with respect to a particular Class and Type of Loans, the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the levels in the table set forth below (each a “Level”). As of the Agreement Date, the Applicable Margin is determined based on Level 4. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that the Borrower has received two or three Credit Ratings and such ratings are not equivalent, the Applicable Margin shall be determined by the highest of such two or three Credit Ratings, so long as the higher Credit Rating

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is from S&P or Moody’s, and provided, that if the level of the next highest Credit Rating from a Ratings Agency is more than one level lower than the highest Credit Rating then available, then the Applicable Margin shall be determined based on the credit rating one level lower than the highest credit rating. During any period that the Borrower has received two or three Credit Ratings and such ratings are not equivalent, and the highest rating is from Fitch, the Applicable Margin shall be determined based on the higher Credit Rating from S&P or Moody’s. During any period for which the Borrower has (a) not received a Credit Rating from any Rating Agency, or (b) received a Credit Rating from only one Rating Agency that is neither S&P nor Moody’s, or during any other period not otherwise covered by this definition, the Applicable Margin shall be determined based on Level 5.

Level	Borrower’s Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin for Loans that are LIBOR Loans	Applicable Margin for Loans that are Base Rate Loans
1	A-/A3 or higher	0.85%	0.00%
2	BBB+/Baa1	0.90%	0.00%
3	BBB/Baa2	1.00%	0.10%
4	BBB-/Baa3	1.25%	0.35%
5	Lower than BBB-/Baa3	1.65%	0.75%

In the event the Borrower obtains an Additional Term Loan in accordance with Section 2.9 hereof, the Administrative Agent, the Borrower and the Term Loan Lenders shall amend this Agreement to provide for an Applicable Margin applicable to Term Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Availability Period” means the period from and including the Effective Date to but excluding the Availability Termination Date.

“Availability Termination Date” means the first to occur of: (a) December 30, 2016 and (b) the date on which the Commitments are terminated or reduced to zero in accordance herewith.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(i)    in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

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(ii)    in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Base Rate Loan” means a Loan (or any portion thereof) bearing interest at a rate based on the Alternate Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the state where Administrative Agent’s Principal Office is located or the State of New York, and, if such day relates to the determination of LIBOR for any LIBOR Loan, means any such day that is also a London Banking Day.
“Capital One” means Capital One, National Association, and its successors and assigns.

“Capital Reserves” means, for any period with respect to any developed Property, an amount equal to (a) $0.25 per square foot multiplied by (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. If the term Capital Reserves is used without reference to a specific Property, then the amount shall be determined on an aggregate basis with respect to all developed Property of the Parent and its Subsidiaries and a proportionate share of all developed Property of all Unconsolidated Affiliates. For purposes of this definition, once improvements related to the development of a Property have been completed for one year or such Property has achieved an Occupancy Rate of 85%, it shall be considered a developed Property.

“Capitalization Rate” means 6.75%.

“Capitalized Lease Obligation” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired, issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and

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unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short‑term commercial paper rating of at least A‑2 or the equivalent by S&P or at least P‑2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Commitment” means a Term Loan Commitment.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP for all Properties that are under development or will commence development within twelve months from any date of determination.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Property” means an Eligible Unencumbered Property that is not a Wholly-Owned Property and where the Parent or the Borrower directly or indirectly owns at least 80% of the Equity Interests of the Subsidiary that owns or leases such Property.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.

“Credit Event” means either of the following: (a) the making (or deemed making) of any Loan and (b) the Conversion of a Base Rate Loan into a LIBOR Loan.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Debt Service” means, for any period, the sum of (a) Interest Expense for such period, and (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent and its Subsidiaries during such period, other than any balloon, bullet, early repayment or similar principal payment which, in

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each case, repays such Indebtedness in full. Debt Service shall include a proportionate share of items (a) and (b) of all Unconsolidated Affiliates.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.11.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.11.(d)) upon delivery of written notice of such determination to the Borrower, the Administrative Agent and each Lender.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master

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Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent or any Lender).

“Development Property” means a Property which is under development or which (as determined in good faith by the Borrower) will commence development within twelve months of the date of determination. A Development Property shall cease to constitute a Development Property on the earlier of (a) the one year anniversary date of project completion and (b) the first day of the first full fiscal quarter after the project achieves an Occupancy Rate of 85%. For purposes of this definition, each individual phase of development of a data center shall be deemed to be a separate and distinct Property.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period: (a) net income (or loss) of such Person for such period determined on a consolidated basis (excluding any income or losses from minority interests in the case of the Parent), in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization expense; (ii) interest expense as determined in accordance with GAAP (excluding that associated with Eligible Ground Leases); (iii) income tax expense; (iv) extraordinary or non-recurring gains and losses (which would include, but not be limited to, the gains/losses from extinguishment of Indebtedness and impairment charges); (v) acquisition costs expensed but not capitalized; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of deferred market rent and expenses into income pursuant to FASB ASC 805. Notwithstanding the foregoing, gains and losses from land sales associated with Development Properties and other land shall be included in EBITDA.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Parent or the Borrower or any of their respective Affiliates or Subsidiaries, (B) an Affiliate of a Lender or an Approved Fund that (1) if organized under the laws of the United States of America, any state thereof or the District of Columbia, does not have total assets in excess of $5,000,000,000, or if organized under the laws of any other country or a political subdivision thereof, is not organized in such a country that is a member of the Organization for Economic Co-operation and Development, does not have total assets in excess of $10,000,000,000, or does not act through a branch or agency located in the United States or (2) does not have a rating of BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another rating agency acceptable to the Administrative Agent with respect to such Affiliate of a Lender or Approved Fund’s (or if such Affiliate or Approved Fund is a Subsidiary, such Affiliate’s or Approved Fund’s Parent’s) senior unsecured long term indebtedness, or (C) a Defaulting Lender.

“Eligible Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension or renewal options that are exercisable without condition (other than a condition that no default exists under such ground lease at the time of exercise of such extension or renewal option)) of thirty (30) years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Eligible Unencumbered Property” means a Property which satisfies all of the following requirements:  (a) such Property is located in the United States of America; (b) neither such Property, nor any interest of the Parent, the Borrower or any Subsidiary thereof therein, is subject to any Lien (other than Permitted Liens described in clauses (a) through (f) of the definition thereof) or any Negative Pledge; (c) if such Property is owned by a Subsidiary, none of the Borrower’s or the Parent’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens described in clauses (a) through (f) of the definition thereof) or any Negative Pledge; (d) if such Property is owned by a Subsidiary, the Parent or the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person:  (A) to create Liens on such Property as security for Indebtedness of the Parent, the Borrower or such Subsidiary, as applicable and (B) to sell, transfer or otherwise dispose of such Property; (e) such Property is owned in fee simple, or leased under an Eligible Ground Lease, by (A) the Parent, (B) the Borrower, or (C) a Subsidiary that (i) has not incurred, acquired or suffered to exist any Recourse Indebtedness and (ii) is not owned directly or indirectly by a Subsidiary (other than the Borrower) that has incurred, acquired or suffered to exist any Recourse Indebtedness unless, in each case, at the time of determining whether such Property satisfies the requirement in this clause (e), the Borrower does not have an Investment Grade Rating and such Subsidiary that owns or leases such Property is required to be and has become a party to the Guaranty in accordance with Section 7.12.(a); and (f) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property.

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“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean‑up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA

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Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” has the meaning given that term in Section 10.1.(m)(i).

“Excluded Subsidiary” means any Subsidiary which holds title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.12., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.12.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended, Restated and Consolidated Credit Agreement dated as of October 10, 2018, among the Borrower, the Parent, the financial institutions from time to time party thereto, Keybank National Association, as administrative agent, and the other parties thereto.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

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“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent by federal funds dealers selected by the Administrative Agent on such day on such transaction as determined by the Administrative Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“Fitch” means Fitch Ratings Ltd., and its successors.

“Fixed Charges” means, for any period, the sum of (a) Debt Service and (b) all Preferred Dividends paid during such period. Fixed Charges shall include a proportionate share of items (a) and (b) with respect to all Unconsolidated Affiliates.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, for a given period, net income of the Parent and its Subsidiaries available for common shareholders exclusive of depreciation and amortization of real estate assets, extraordinary items, impairments, and gains and losses on sale of real estate determined on a consolidated basis in accordance with GAAP applied on a consistent basis for such period. Adjustments for Unconsolidated Affiliates will be calculated to reflect the Borrower’s pro rata share of funds from operations on the same basis.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

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“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include the Parent.

“Guarantor Release Letter” means a letter executed by the Administrative Agent that confirms the release of one or more Guarantor(s), substantially in the form of Exhibit I.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit H.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person but excluding amounts related to Eligible Ground Leases; (d) all reimbursement

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obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness or Indebtedness to be entered into within 6 months of the time of computation, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, involuntary bankruptcy and other similar exceptions to nonrecourse liability); (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans shall constitute Indebtedness of the Borrower.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Intangible Assets” of any Person means at any date the amount of (i) all write‑ups (other than write‑ups resulting from write‑ups of assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by such Person and (ii) all unamortized debt discount and expense, unamortized deferred charges, capitalized start‑up costs, goodwill, patents, licenses, trademarks, trade names, copyrights, organization or developmental expenses, covenants not to compete and other intangible items.

“Intellectual Property” has the meaning given that term in Section 6.1.(t).

“Interest Expense” means, for any period of determination, (a) the total interest expense of the Parent and its Subsidiaries, determined on a consolidated basis for such period and in accordance with GAAP (excluding (i)  any non-cash portion of interest expense attributable to “convertible debt” under FASB ASC 470-20, (ii) amortization of deferred financing costs, debt premiums and discounts, (iii) non-cash interest related to the reclassification of accumulated other comprehensive income (loss) related to settled hedges), and (iv) amounts related to Eligible Ground Leases plus (b) to the extent not already included in the foregoing clause (a), the Parent’s pro rata share of Interest Expense from Unconsolidated Affiliates of the Parent for such period.

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 7 days (if available from all Lenders), or 1, 2, 3 or 6 months thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period (other than an Interest Period of 7-days’ duration) that commences on the last Business Day of a

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calendar month shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Property or other asset, the acquisition thereof. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or equivalent) or higher from a Rating Agency.

“Joint Lead Arrangers” means Capital One, National Association, PNC Capital Markets LLC and Regions Capital Markets, a division of Regions Bank, together with their respective successors and permitted assigns.

“Lender” means each financial institution from time to time party hereto as a “Lender”, in each case, together with its respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire, or such other office of such Lender of which such Lender may notify the Administrative Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, subject to implementation of a Replacement Rate in accordance with Section 4.2.(b), for any LIBOR Loan for any Interest Period therefor, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior

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to the first day of such Interest Period, and having a maturity equal to such Interest Period. If for any reason the LIBOR Screen Rate shall not be available at such time for a period equal in length to such Interest Period, then LIBOR shall be an interpolated rate as determined by the Administrative Agent at such time to be the rate at which Capital One or one of its affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant LIBOR Loan and having a maturity equal to such Interest Period. If LIBOR (including, without limitation, any Replacement Rate with respect thereto) determined as provided above would be less than zero, LIBOR shall be deemed to be zero. Notwithstanding the above, to the extent that “LIBOR” or “Adjusted LIBOR” is used in connection with a Base Rate Loan, such rate shall be determined as modified by the definition of Alternate Base Rate. Notwithstanding the foregoing, unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 4.2.(b), in the event that a Replacement Rate with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Replacement Rate.

“LIBOR Loan” means a Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Term Loan.

“Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Borrower, the Parent and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations. Schedule 1.1. sets forth the Loan Parties in addition to the Borrower and the Parent, if any, as of the Third Amendment Date.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Marketable Securities” means (a) common or preferred Equity Interests of Persons located in, and formed under the laws of, any State of the United States of America or the District of Columbia, which

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Equity Interests are subject to price quotations (quoted at least daily) on The NASDAQ Stock Market’s National Market System or have trading privileges on the New York Stock Exchange, the NYSE MKT LLC or another recognized national United States securities exchange and (b) securities evidencing Indebtedness issued by Persons located in, and formed under the laws of, any State of the United States of America or the District of Columbia, which Persons have a Credit Rating of BBB- or Baa3 or better.

“Material Acquisition” means any acquisition by the Borrower or any Subsidiary in which the assets acquired exceed 15.0% of the consolidated total assets of the Borrower and its Subsidiaries determined on an undepreciated basis under GAAP as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Parent, the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary that meets either of the following conditions: (a) the Parent and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10.0% of the Parent and its Subsidiaries’ total assets consolidated (determined in accordance with GAAP) as of the end of the most recent fiscal quarter for which a periodic report has been filed under the Exchange Act; or (b) the Parent and its Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceed 10.0% of the Parent and its Subsidiaries’ total assets consolidated (determined in accordance with GAAP) as of the end of the most recent fiscal quarter for which a periodic report has been filed under the Exchange Act.

“Maturity Date” means December 17, 2022.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Borrower, a Guarantor or one of their respective Subsidiaries is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

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“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, with respect to any Property for any period, the sum of the following (without duplication): (a) rents and other revenues earned in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property (including those paid or accrued pursuant to an Eligible Ground Lease), including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Parent or any Subsidiary and any property management fees) minus (c) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of 3.0% of the gross revenues for such Property (2% for data center shells) for such period. Net Operating Income of any Person shall include such Person’s pro rata share of Net Operating Income of its Unconsolidated Affiliates. Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of deferred market rent and expenses into income pursuant to FASB ASC 805. If a Property is accounted for as a finance lease receivable, all rents received shall be included in Net Operating Income. If for a period, the sum derived from the foregoing calculation for a Property is a negative number, the Net Operating Income of such Property shall be deemed to be zero for such period.

“Net Proceeds” means, with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money (other than construction completion guarantees with respect to Development Properties) in respect of which recourse for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided such contractual limitation to specific assets may include customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to nonrecourse liability.

“Note” means a Term Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit B (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Term Loans.

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“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Administrative Agent pursuant to Section 2.6. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Administrative Agent pursuant to Section 2.7. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property occupied by tenants that are not Affiliates paying rent at market rates pursuant to binding leases as to which no monetary default has occurred and is continuing to (b) the aggregate net rentable square footage of such Property; provided, however, for purposes of the immediately preceding clause (a): (i) if such tenant has executed a lease for space in such Property and the Borrower or such tenant’s agents are in the process of preparing such space for physical occupancy, then such space shall be considered occupied and (ii) net rentable square footage occupied by the Parent or any Affiliate paying rent at market rates pursuant to binding leases as to which no monetary default has occurred and is continuing (“Affiliate Rented Space”) may be included in such calculation; provided, no more than 30,000 square feet of Affiliate Rented Space shall be used in the calculation of Occupancy Rates of the Properties; provided, further, to the extent Affiliate Rented Space exceeds 30,000 square feet in the aggregate with respect to all Properties, such excess shall be allocated pro rata among each Property with respect to which Affiliate Rented Space was included in the calculation of the Occupancy Rate for such Property to reduce the Affiliate Rented Space used in such calculation.

“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10‑Q or Form 10‑K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off‑Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any

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other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning set forth in the introductory paragraph hereof and shall include the Parent’s successors and permitted assigns.

“Participant” has the meaning given that term in Section 12.5.(d).

“Participant Register” has the meaning given that term in Section 12.5.(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders; (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor, which obligations have been subordinated to the obligations owing by the Borrower and the Guarantors under the Loan Documents on terms satisfactory to the Administrative Agent; and (g) Liens in existence as of the Third Amendment Date and set forth in Part II of Schedule 6.1.(f).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

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“Post‑Default Rate” means a rate per annum equal to the Alternate Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Securities issued by the Parent or a Subsidiary. Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests payable to holders of such class of Equity Interests; (b) to the Parent or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Securities” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Administrative Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Administrative Agent or any other Lender.

“Principal Office” means the office of the Administrative Agent located at 1680 Capital One Drive, 10th Floor, McLean, Virginia 22102, or such other office of the Administrative Agent as the Administrative Agent may designate from time to time.

“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate of the Parent.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a)(i) the amount of such Lender’s Commitment plus (ii) the aggregate outstanding principal amount of such Lender’s Term Loans, if any, to (b)(i) the aggregate amount of the Commitments of all Lenders plus (ii) the aggregate amount of all outstanding Term Loans; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Loans owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Loans of all Lenders as of such date. If at the time of determination the Commitments have been terminated and there are no outstanding Loans, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which any Loans were outstanding.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s or Fitch.

“Recipient” means (a) the Administrative Agent, or (b) any Lender, as applicable.

“Recourse Indebtedness” means any Indebtedness other than Nonrecourse Indebtedness.

“Register” has the meaning given that term in Section 12.5.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal

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Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Rate” has the meaning assigned thereto in Section 4.2.(b).

“Requisite Lenders” means, as of any date, (a) Lenders having more than 50% of the aggregate amount of the Commitments and the principal amount of the aggregate outstanding Loans, or (b) if the Commitments have been terminated or reduced to zero, Lenders holding more than 50% of the principal amount of the aggregate outstanding Loans; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Responsible Officer” means with respect to the Parent or any Subsidiary, the chief executive officer, the chief operating officer, the chief financial officer, or president of the Parent or such Subsidiary.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent or any Subsidiary now or hereafter outstanding.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government

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of a Sanctioned County or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

“Secured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien, and in the case of the Parent or the Borrower, shall include (without duplication) the Parent’s or the Borrower’s, respectively, pro rata share of the Secured Indebtedness of its Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Stabilized Property” means, any Property that is not a Development Property.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a loan made by a Lender to the Borrower pursuant to the terms of Section 2.1.(a) or an Additional Term Loan.

“Term Loan Commitment” means, as to each Lender, such Lender’s obligation to make Term Loans pursuant to Section 2.1., in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Commitment” or as set forth in the applicable Assignment and Acceptance or agreement executed by a Person becoming a Lender pursuant to Section 2.9., or increased or reduced as

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appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5. or increased as appropriate to reflect any increase effected in accordance with Section 2.9.

“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit E payable to the order of a Lender in a principal amount equal to the initial principal amount of such Lender’s Commitment.

“Titled Agents” means each of the Joint Lead Arrangers, each Syndication Agent and their respective successors and permitted assigns.

“Third Amendment” shall mean that certain Third Amendment to Term Loan Agreement by and among the Parent, the Borrower, the lenders party thereto, the other Loan Parties party thereto and the Administrative Agent.

“Third Amendment Date” shall mean the effective date of the Third Amendment.

“Total Asset Value” means the sum of all of the following of the Parent and its Subsidiaries on a consolidated basis, without duplication, determined in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents (other than cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted) and Marketable Securities, plus (b) with respect to each Stabilized Property owned by the Parent, the Borrower or any Subsidiary of the Borrower or the Parent, (i)(A) Net Operating Income attributable to such Stabilized Property for the fiscal quarter most recently ended multiplied by 4, divided by (ii) the Capitalization Rate, plus (c) the GAAP book value of all Properties owned or leased entirely by the Parent, the Borrower or a Wholly Owned Subsidiary and the pro-rata share of the Parent or the Borrower, as applicable, of the GAAP book value of all other Properties owned or leased by any Subsidiary that is not a Wholly Owned Subsidiary, in each case, acquired during the four consecutive fiscal quarters most recently ended, plus (d) the GAAP book value of all Development Properties (including Construction‑in‑Process), plus (e) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes, plus (f) the GAAP book value at undepreciated cost net of any impairments of all Stabilized Properties with negative Net Operating Income; provided, that no such Property described in this clause (f) shall be included for longer than a period of 24 months and to the extent that Total Asset Value attributable to such Properties described in this clause (f) exceeds 5.0% of Total Asset Value, such excess shall be excluded from Total Asset Value. The Parent’s pro rata share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets. For purposes of determining Total Asset Value, Net Operating Income from (A) Properties acquired during the four consecutive fiscal quarters most recently ended, (B) Properties disposed of by the Parent, its Subsidiaries and Unconsolidated Affiliates during the immediately preceding fiscal quarter and (C) Properties with negative Net Operating Income shall be excluded from clause (b) above.

“Total Indebtedness” means all Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis.

“Type” with respect to a Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

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“Unencumbered Adjusted NOI” means, for any period of determination, Adjusted Net Operating Income from Wholly Owned Properties and the pro-rata share of Adjusted Net Operating Income from Controlled Properties as adjusted for any non-recurring items during the reporting period.

“Unencumbered Asset Value” means, without duplication, (a) (i) the Unencumbered NOI (excluding Net Operating Income attributable to Development Properties, Properties with negative Net Operating Incomes, Properties acquired during the four consecutive fiscal quarters most recently ending and Properties disposed of during the fiscal quarter most recently ending) for the fiscal quarter most recently ending times four divided by (ii) the Capitalization Rate, plus (b) the GAAP book value of all Wholly Owned Properties and the pro-rata share of the Parent or the Borrower, as applicable, of the GAAP book value of Controlled Properties, in each case, acquired during the four consecutive fiscal quarters most recently ended, plus (c) the GAAP book value of all Development Properties (including the Construction-in-Process) and Unimproved Land, in each case that are Wholly Owned Properties, and the pro-rata share of the Parent or the Borrower, as applicable, of the GAAP book value of all Development Properties (including the Construction-in-Process) and Unimproved Land, in each case that are Controlled Properties, plus (d) the GAAP book value at undepreciated cost net of any impairments of all Stabilized Properties that constitute Wholly Owned Properties with negative Net Operating Income and the pro-rata share of the Parent or the Borrower, as applicable, of GAAP book value at undepreciated cost net of any impairments of all Stabilized Properties that constitute Controlled Properties; provided, that no such Property described in this clause (d) shall be included for longer than a period of 24 months and to the extent that Unencumbered Asset Value attributable to such Properties described in this clause (d) exceeds 5.0% of Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value. For purposes of this definition, (x) to the extent the Unencumbered Asset Value attributable to Development Properties and Unimproved Land would exceed 35% of the Unencumbered Asset Value, such excess shall be excluded, (y) to the extent the Unencumbered Asset Value attributable to Unimproved Land would exceed 15% of the Unencumbered Asset Value, such excess shall be excluded and (z) to the extent the Unencumbered Asset Value attributable to Controlled Properties would exceed 15% of the Unencumbered Asset Value, such excess shall be excluded.

“Unencumbered NOI” means, for any period of determination, Net Operating Income from Wholly Owned Properties and the pro-rata share of Net Operating Income from Controlled Properties which have been owned for the entire fiscal quarter most recently ended as adjusted for any non-recurring items during the reporting period.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unimproved Land” means land with respect to which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is planned in the 12 months following the date of determination.

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness.

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“Unsecured Interest Expense” means, for any period of determination, Interest Expense for such period attributable to Unsecured Indebtedness of the Parent and its Subsidiaries.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.12.(g)(ii)(B)(III).

“Wholly Owned Property” means an Eligible Unencumbered Property which is owned or leased entirely by the Parent, the Borrower or a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-down and Conversion Powers” means:

(a)    in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)    in relation to any other applicable Bail-In Legislation:

(i)    any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)    any similar or analogous powers under that Bail-In Legislation.

Section 1.2. General; References to Times.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial

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statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary, a reference to an “Affiliate” means a reference to an Affiliate of the Parent and a reference to an “Unconsolidated Affiliate” means a reference to an Unconsolidated Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time.

Section 1.3. Financial Attributes of Non-Wholly Owned Subsidiaries.
When determining the Parent’s or the Borrower’s compliance with any financial covenant contained in any of the Loan Documents, only the Parent’s or the Borrower’s, respectively, pro rata share of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary (other than the Borrower) shall be included.

Section 1.4. Rates.
The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto.

ARTICLE II. CREDIT FACILITY
Section 2.1. Loans.
(a)    Making of Term Loans. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make Term Loans to the Borrower during the Availability Period, in an aggregate principal amount up to, but not exceeding, such Lender’s Commitment. There shall be no more than 3 separate borrowings of Term Loans and each borrowing of Term Loans shall be in an aggregate minimum amount of $25,000,000 and integral multiples of $25,000,000 in excess thereof; provided, that a borrowing of Term Loans may be in the aggregate amount of the remaining Commitments. Upon a Lender’s funding of a Term Loan, such Lender’s Commitment shall be permanently reduced by the principal amount

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of such Term Loan. All Commitments shall terminate on the Availability Termination Date if not previously terminated pursuant to this Agreement. Once repaid, the principal amount of a Term Loan (or portion thereof) may not be reborrowed.

(b)    Requests for Term Loans.

(i)    Not later than 11:00 a.m. at least one (1) Business Day in the case of a borrowing of Term Loans that are to be Base Rate Loans and not later than 11:00 a.m. at least three (3) Business Days in the case of a borrowing of Term Loans that are to be LIBOR Loans, in each case, prior to the anticipated date of borrowing, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of such Term Loans to be borrowed, the Type of such Term Loans, the date such Term Loans are to be borrowed (which must be a Business Day) and if any such Term Loans are to be LIBOR Loans, the initial Interest Period for such Term Loans.

(ii)    The Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Term Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)    Funding of Term Loans. Promptly after receipt of a Notice of Borrowing, the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the requested Term Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 1:00 p.m. on the date of such proposed Term Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Notice of Borrowing, not later than 2:00 p.m. on the date of the requested borrowing of Term Loans, the proceeds of such amounts received by the Administrative Agent. The Borrower may not reborrow any portion of the Term Loans once repaid.

(d)    Assumptions Regarding Funding by Lenders. With respect to Term Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Term Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Term Loan available to the Administrative Agent in accordance with Section 2.1., and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Term Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Term Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Term Loan with interest thereon, for each day from and including the date such Term Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Term Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Term Loan, the amount so paid shall constitute such Lender’s Term Loan included in the borrowing. Any payment by the Borrower

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shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Term Loan to be made by such Lender.

Section 2.2. Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)	during such periods as such Loan is a Base Rate Loan, at the Alternate Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

(ii)    during such periods as such Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of the Loans made by such Lender, and on any other amount payable by the Borrower hereunder or under the Notes held by such Lenders to or for the account of such Lenders (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)    Payment of Interest. Accrued and unpaid interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, (ii) in the case of a LIBOR Loan, in arrears on the last day of each Interest Period therefor, and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, in arrears upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.3. Number of Interest Periods.
There may be no more than 8 different Interest Periods for Loans that are LIBOR Loans outstanding at the same time.

Section 2.4. Repayment of Loans.
The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Maturity Date.

Section 2.5. Prepayments.

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(a)    Optional. Subject to the immediately succeeding subsection (b) and Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least one Business Day’s prior written notice of the prepayment of any Loan.

(b)     Prepayment Fee. During the periods set forth below, the Borrower may only prepay the Loans, in whole or in part, at the prices (expressed as percentages of the principal amount of the Loan (or portion thereof) to be prepaid) set forth below, plus accrued and unpaid interest, if any, to the date of prepayment:

Period	Percentage
Effective Date to and including December 17, 2016	102.0%
December 18, 2016 to and including December 17, 2017	101.0%
All times after December 17, 2017	100.0%

The Borrower acknowledges and agrees that the amounts payable by it under this subsection in connection with the prepayment of the Loans are reasonable calculations of the lost profits of the Lenders in view of the difficulties and impracticality of determining actual damages resulting from the prepayment of the Loans.

Section 2.6. Continuation.
So long as no Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone, electronic mail or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender holding Loans being Continued by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if an Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.7. Conversion.
The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if an Event of Default shall exist. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the

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date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender holding Loans being Converted by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing), electronic mail or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.8. Notes.
(a)    Notes. If requested by any Lender, the Loans made by such Lender shall, in addition to this Agreement, also be evidenced by a Note payable to the order of such Lender in a principal amount equal to the initial principal amount of its Commitment, and, in each case, otherwise duly completed.

(b)    Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records and the statement of accounts maintained by the Administrative Agent pursuant to Section 3.10., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.10. shall be controlling.

(c)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.9. Additional Term Loans.
With the prior consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed, the Borrower shall have the right at any time and from time to time during the period from the Availability Termination Date to but excluding the Maturity Date, to request the making of additional Term Loans (the “Additional Term Loans”) (provided, that after giving effect to the making of Additional Term Loans, the aggregate outstanding principal amount of Term Loans may not exceed $400,000,000 less the amount of any voluntary prepayments of Term Loans) by providing written notice to the Administrative Agent, which notice shall be irrevocable once given and shall be forwarded by the Agent to each Lender; provided, however, the Borrower shall not have the right to make more than four (4) requests for Additional Term Loans during the term of this Agreement. Each such borrowing of Additional Term Loans must be in an aggregate minimum amount of $5,000,000 and integral multiples of $5,000,000 in excess thereof. The Joint Lead Arrangers, in consultation with the Borrower, shall manage all aspects of the syndication of such Additional Term Loans, including decisions, which shall be subject to the approval of the Borrower, as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to any such Additional Term Loans and the allocations of any such Additional

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Term Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to make an Additional Term Loan, and any new Lender becoming a party to this Agreement in connection with any such making of Additional Term Loans must be an Eligible Assignee. The making of Additional Term Loans under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such making of Additional Term Loans, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such making of Additional Term Loans except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such Additional Term Loans and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such Additional Term Loans; (ii) if requested by the Administrative Agent, an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent, and (iii) in the case of a Lender that has notified the Administrative Agent in writing that it wants to receive Notes, a new Term Note executed by the Borrower, payable to such new Lenders, and, if applicable, replacement Term Notes executed by the Borrower payable to such existing Lenders making such Additional Term Loans in the aggregate outstanding principal amount of such Lender’s Term Loan at the time of the making of such Additional Term Loans. In connection with the making of Additional Term Loans pursuant to this Section 2.9., any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1. Payments.
Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set‑off or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.12.), to the Administrative Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.4., the Borrower may, at the time of making each payment under this Agreement or any Note, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 4:00 p.m. on the date of receipt. If the Administrative Agent fails to pay such amount to a Lender as provided in

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the previous sentence, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2. Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1. shall be made from the Lenders, and each payment of the Fees under Section 3.6.(b) shall be made for the account of the Lenders, in each case, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; (c) each payment of interest on the Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable; and (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.1.) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous.

Section 3.3. Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.4., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.4., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to the other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

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Section 3.5. Minimum Amounts.
(a)    Borrowings and Conversions. Except as otherwise provided herein, each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Except as otherwise provided herein, each borrowing and each Conversion of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)    Prepayments. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of Loans then outstanding).

Section 3.6. Fees.
(a)    Closing Fees. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Parent and the Joint Lead Arrangers.

(b)    Facility Ticking Fees. During the period from the Effective Date to and including the Availability Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders a facility ticking fee equal to the sum of the daily amount of the Commitments available multiplied by a per annum rate equal to 0.25%. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October that occurs during the Availability Period and on the Availability Termination Date.

(c)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as may be agreed to in writing by the Borrower and the Administrative Agent from time to time.

(d)    Termination Fee. If the Availability Termination Date shall occur after September 17, 2016, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders a commitment termination fee equal to 0.50% of the amount of such Lender’s remaining Commitment, if any, on such Availability Termination Date (immediately prior to giving effect to the termination of the Commitments on the Availability Termination Date); provided, however, that such fee shall not be payable if the Availability Termination Date resulted from the occurrence of an Event of Default. Such fee shall be due and payable on the Availability Termination Date. The Borrower acknowledges and agrees that the amount payable by it under this subsection (d) in connection with the termination of the aggregate Commitments of the Lenders is a reasonable calculation of such Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from termination of such Commitments of the Lenders.

Section 3.7. Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any accrued interest on any Base Rate Loan shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.

Section 3.8. Usury.

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In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9. Agreement Regarding Interest and Charges.
The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility ticking fees, prepayment fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10. Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon Borrower to the extent the Borrower shall fail to object to such account in writing within 5 Business Days of the receipt thereof. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11. Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and Section 12.6.

(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event

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of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders or the Administrative Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Administrative Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata as if there had been no Defaulting Lenders. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)    Certain Fees. No Defaulting Lender shall be entitled to receive any Fee payable under Sections 3.6.(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(d)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held by the Lenders pro rata as though there had been no Defaulting Lender, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e)    Purchase of Defaulting Lender’s Commitment/Loans. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender which is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 12.5.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and

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Acceptance Agreement. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.12. Taxes.
(a)    Certain Terms. For purposes of this Section, “Applicable Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation or removal as Administrative Agent.

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(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption

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from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or Form W-8BEN-E, as applicable; or

(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA

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or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV. YIELD PROTECTION, ETC.
Section 4.1. Additional Costs; Capital Adequacy.
(a)    Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)    Additional Costs. In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender

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for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent any such Additional Costs result from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitment (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for such LIBOR Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or (iii) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c)    Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if, by reason of any Regulatory Change, any Lender either (i) incurs or would incur Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(d)    Notification and Determination of Additional Costs. Each of the Administrative Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Administrative Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent); provided, further, that neither the Administrative Agent nor a Lender, as the case may be, shall be entitled to submit a claim for compensation under any of the preceding subsections of this Section unless such Person shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers that are equity REITs with credit agreements entitling it to make such claims (it being agreed that neither the Administrative Agent nor a Lender shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim). The Administrative Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Administrative Agent) a certificate executed by a Person that has authority to execute such certificate on behalf of the Administrative Agent or such Lender, as the case may be, setting forth the basis and amount of each request by the Administrative Agent or such Lender for compensation under any of the preceding subsections of this Section and stating that such claim is consistent with such Person’s general practices under similar circumstances in respect of similarly situated borrowers that are equity REITs with credit agreements entitling it to make such claims. Absent manifest error, determinations by the Administrative Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

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The Borrower shall pay the Administrative Agent or any Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 4.2. Suspension of LIBOR Loans.
(a)     Anything herein to the contrary notwithstanding, and unless and until a Replacement Rate is implemented in accordance with Section 4.2.(b) below, if, on or prior to the determination of LIBOR for any Interest Period:

(i)    the Administrative Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period;

(ii)    the Administrative Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period; or

(iii)    the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

(b)     Notwithstanding anything to the contrary in Section 4.2.(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 4.2.(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with and with the consent of the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until an event described in Section 4.2.(a)(i), (a)(ii), (b)(i), (b)(ii) or (b)(iii) occurs with respect to the Replacement Rate, and in which case, the provisions of the last paragraph of Section 4.2(a) shall apply to any Loans accruing interest at the Replacement Rate in the same manner as would apply to LIBOR Loans affected by the same circumstances. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 4.2.(b).

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Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.6.), such amendment shall become effective without any further action or consent of any party other than the Administrative Agent and the Borrower so long as the Administrative Agent shall not have received, within ten (10) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Requisite Lenders, with each such notice stating that such Lender objects to such amendment. To the extent the Replacement Rate is approved by the Administrative Agent in connection with this Section 4.2.(b), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

Section 4.3. Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a)    any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)    any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5. Treatment of Affected Loans.
If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c) or 4.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c) or 4.3., on such earlier date as

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such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:

(a)    to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.6. Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.12. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender, any other Lender or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.12., 4.1.or 4.4.) with respect to any period up to the date of replacement.

Section 4.7. Change of Lending Office.
Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation

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is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8. Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

ARTICLE V. CONDITIONS PRECEDENT
Section 5.1. Initial Conditions Precedent.
The obligation of the Lenders to make the initial Loans hereunder is subject to the following conditions precedent:

(a)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)    Counterparts of this Agreement executed by each of the parties hereto;

(ii)    Term Notes executed by the Borrower, payable to each Lender that has requested that it receive a Note and complying with the applicable provisions of Section 2.8.;

(iii)    the Guaranty executed by the Parent;

(iv)    an opinion of the general counsel of the Parent and the other Loan Parties, addressed to the Administrative Agent and the Lenders, addressing the matters set forth in Exhibit F;

(v)    an opinion of Alston & Bird, LLP, counsel to the Administrative Agent, addressed to the Administrative Agent and the Lenders, addressing the enforceability of the Loan Documents and such matters as the Administrative Agent shall reasonably request;

(vi)    a certificate of incumbency signed by the secretary or assistant secretary of the Parent with respect to each of the officers of the Parent authorized to execute and deliver on behalf of the Parent and the Borrower the Loan Documents to which the Parent or the Borrower is a party and to execute and deliver (or make by telephone in the case of Notices of Conversion or Continuation), on behalf of the Borrower, Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(vii)    a certified copy (certified by the secretary or assistant secretary of the Parent) of all necessary action taken by the Parent to authorize the execution, delivery and performance of the Loan Documents to which either the Parent or the Borrower is a party;

(viii)    the declaration of trust of the Parent and the certificate of limited partnership of the Borrower, in each case, certified by the Secretary of State of the State of formation of such Person

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(a copy of which was provided in accordance with the Existing Credit Agreement), certified by the secretary or assistant secretary (or other individual performing similar functions) of the Parent and the Borrower as being true, correct and unmodified in all respects since the date so certified;

(ix)    a Certificate of Good Standing or certificate of similar meaning with respect to the Parent and the Borrower issued as of a recent date by the Secretary of State of the State of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which each such Person is required to be so qualified where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(x)    copies certified by the secretary or assistant secretary (or other individual performing similar functions) of the Parent and the Borrower of the by-laws of the Parent and the limited partnership agreement of the Borrower;

(xi)    the Fees then due and payable under Section 3.6., and any other Fees payable to the Administrative Agent, the Titled Agents and the Lenders on or prior to the Effective Date;

(xii)    a Compliance Certificate calculated as of September 30, 2015, giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date;

(xiii)    a payoff letter from Keybank National Association, as administrative agent under the Existing Term Loan Agreement, providing for the repayment in full of all loans outstanding thereunder; and

(xiv)    such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request; and

(b)    In the good faith judgment of the Administrative Agent and the Lenders:

(i)    There shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)    No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)    The Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt,

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making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iv)    There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2. Conditions Precedent to All Loans.
The obligation of the Lenders to make any Loans is all subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party shall be true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, and (c) the Administrative Agent shall have received a timely Notice of Borrowing. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made that all conditions to the occurrence of such Credit Event contained in Article V. have been satisfied.

Section 5.3. Conditions as Covenants.
If the Lenders make any Loans prior to the satisfaction of all conditions precedent set forth in Sections 5.1. and 5.2., the Borrower shall nevertheless cause such condition or conditions to be satisfied within 5 Business Days after the date of the making of such Loans. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 5.1. and 5.2.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES
Section 6.1. Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, the Parent and the Borrower represent and warrant to the Administrative Agent and each Lender as follows:

(a)    Organization; Power; Qualification. Each of the Parent, its Subsidiaries, the Borrower and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly

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existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)    Ownership Structure. As of the Third Amendment Date, Part I of Schedule 6.1.(b) is a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary. Except as disclosed in such Schedule, as of the Third Amendment Date (i) each of the Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens of the types described in clauses (a), (e) and (f) of the definition of the term “Permitted Liens”), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) except with respect to certain outstanding stock options granted to certain trustees of the Parent and employees of the Borrower and the right of affiliates of the John Akridge Company to receive limited partnership units in the Borrower instead of cash pursuant to the terms of that certain Limited Liability Company Agreement of Stevens Investors, LLC dated August 11, 2015, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Third Amendment Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c)    Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)    Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or, to the Parent’s or Borrower’s knowledge, violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or

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any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party.

(e)    Compliance with Law; Governmental Approvals. The Parent, the Borrower, each Subsidiary and each other Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to the Parent, the Borrower, a Subsidiary or such other Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)    Title to Properties; Liens. As of the Third Amendment Date, Part I of Schedule 6.1.(f) sets forth all of the real property owned or leased by the Parent, the Borrower, each other Loan Party and each other Subsidiary. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Third Amendment Date, there are no Liens against any assets of the Parent, the Borrower, any Subsidiary or any other Loan Party except for Permitted Liens, including, without limitation, those Liens in existence as of the Third Amendment Date and set forth in Part II of Schedule 6.1.(f).

(g)    Existing Indebtedness. Schedule 6.1.(g) is, as of the Third Amendment Date, a complete and correct listing of all Indebtedness of the Parent and its Subsidiaries, including without limitation, Guarantees of the Parent and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness. The Parent and its Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.

(h)    Beneficial Ownership Certification. The information included in any Beneficial Ownership Certification delivered in connection with this Agreement is true and correct in all respects.

(i)    Litigation. Except as set forth on Schedule 6.1.(i), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Parent or the Borrower, are there any actions, suits or proceedings threatened, nor to the knowledge of the Parent or the Borrower is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, the Borrower, any Subsidiary or any other Loan Party or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Parent, the Borrower, any Subsidiary or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.

(j)    Taxes. All federal, state and other tax returns of the Parent, the Borrower, any Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Parent, the Borrower, any Subsidiary and each other Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Parent, the Borrower, its Subsidiaries or any other Loan Party is under audit. All charges, accruals and reserves on the books of the

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Parent, the Borrower and each of its Subsidiaries and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)    Financial Statements. The Parent and the Borrower have furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ending December 31, 2017, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ending on such dates, with the opinion thereon of PricewaterhouseCoopers LLP, and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ending June 30, 2018, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of the Parent and its consolidated Subsidiaries for such fiscal quarter. Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year‑end audit adjustments). Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

(l)    No Material Adverse Change. Since December 31, 2017, there has been no material adverse change in the business, assets, liabilities, financial condition, results of operations, business or prospects of the Parent and its Subsidiaries taken as a whole. Each of the Parent, its Subsidiaries and the other Loan Parties is Solvent.

(m)    ERISA.

(i)    Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, or (C) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)    With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement (other than routine claims for benefits); (iii) there are no violations of the fiduciary

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responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(n)    Not Plan Assets; No Prohibited Transaction. None of the assets of the Parent, the Borrower, any Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o)    Absence of Defaults. Neither the Parent, the Borrower, any Subsidiary nor any other Loan Party is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by the Parent, the Borrower, any Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Parent, the Borrower or any Subsidiary or other Loan Party is a party or by which the Parent, the Borrower or any Subsidiary or other Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)    Environmental Laws. Each of the Parent, the Borrower, the Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) neither the Parent nor the Borrower is aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Parent or the Borrower, the Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common‑law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, or other Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Parent’s and the Borrower’s knowledge after due inquiry, threatened, against the Parent, the Borrower, the Subsidiaries and each other Loan Party relating in any way to Environmental Laws.

(q)    Investment Company; Etc. Neither the Parent nor the Borrower nor any Subsidiary nor any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

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(r)    Margin Stock. Neither the Parent nor the Borrower nor any Subsidiary nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)    Affiliate Transactions. Except as permitted by Section 9.9., neither the Parent nor the Borrower nor any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Parent, the Borrower, any Subsidiary or any other Loan Party is a party.

(t)    Intellectual Property. Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. The Parent, the Borrower, each other Loan Party and each other Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any Intellectual Property. The use of such Intellectual Property by the Parent, the Borrower, the Subsidiaries and the other Loan Parties, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(u)    Business. As of the Agreement Date, the Parent and its Subsidiaries are engaged in the business of owning, managing, leasing, acquiring and developing real properties located in the United States of America, together with other business activities incidental thereto.

(v)    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent or any of its Subsidiaries ancillary to the transactions contemplated hereby.

(w)    Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Parent, the Borrower, any Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower, any Subsidiary or any other Loan Party that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the

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Effective Date, no fact is known to the Parent or the Borrower which has had, or may in the future have (so far as the Parent or the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders.

(x)    REIT Status. The Parent qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(y)    Properties. As of the Third Amendment Date, Schedule 6.1.(y) is a correct and complete list of all Properties included in the calculation of Unencumbered Asset Value. Each of the assets included by the Borrower in calculations of Unencumbered Asset Value satisfies all of the requirements contained in the definitions of “Wholly Owned Property”, or “Controlled Property”, as applicable, and “Eligible Unencumbered Property”.

(z)    Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws. None of the Parent, the Borrower, any Subsidiary, any of their respective directors, or officers, or, to the knowledge of the Parent or the Borrower, any of the Parent’s, Borrower’s or any Subsidiary’s employees and agents (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”). The Parent and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and the Parent’s, the Borrower’s and their respective Subsidiaries’ respective directors, officers, employees and agents (in their capacities as such) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Parent, the Borrower, their respective Subsidiaries and the Parent’s, the Borrower’s and their respective Subsidiaries’ respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of the Parent, the Borrower or any Subsidiary is, or derives any of its assets or operating income from investments in or transactions with, a Sanctioned Person, and none of the respective directors, officers, or, to the knowledge of the Parent and the Borrower, employees or agents of the Parent, the Borrower or any of their respective Subsidiaries is a Sanctioned Person.

(aa)    EEA Financial Institution. Neither Borrower nor Guarantor is an EEA Financial Institution.

Section 6.2. Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent, the Borrower, any Subsidiary or any other Loan Party to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent or the Borrower prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower and the Parent in favor of the Administrative Agent or any of the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the

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Effective Date, the date on which the making of Additional Term Loans is effectuated pursuant to Section 2.9., and at and as of the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VII. AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6., the Parent and the Borrower shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 9.5., the Parent and the Borrower shall, and shall cause each Subsidiary and each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law and Material Contracts.
The Parent and the Borrower shall, and shall cause each Subsidiary and each other Loan Party to, comply with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party. The Parent and the Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and their and their respective Subsidiaries’ respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

Section 7.3. Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4. Conduct of Business.
The Parent and the Borrower shall, and shall cause their Subsidiaries and the other Loan Parties to carry on, their respective businesses as described in Section 6.1.(u).

Section 7.5. Insurance.

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In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law, and from time to time deliver to the Administrative Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6. Payment of Taxes and Claims.
The Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Parent, the Borrower, such Subsidiary or such other Loan Party, as applicable, in accordance with GAAP.

Section 7.7. Visits and Inspections.
The Parent and the Borrower shall, and shall cause each Subsidiary and other Loan Party to, permit representatives or agents of any Lender or the Administrative Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Administrative Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Administrative Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Parent, the Borrower or such Subsidiary or other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) subject to certain confidentiality rights of third parties, inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Administrative Agent, the Parent shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Parent and any Subsidiary or any other Loan Party with its accountants.

Section 7.8. Use of Proceeds.
The Borrower shall use the proceeds of the Loans (a) to repay the Existing Term Loan on the Effective Date and (b) thereafter, for acquisitions, development and other general corporate purposes only. No part of the proceeds of any Loan will be used (i) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or (ii) to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, use any proceeds of any Loan directly or, to the knowledge of the Borrower, indirectly in any manner which would violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

Section 7.9. Environmental Matters.

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The Parent shall, and shall cause all of its Subsidiaries and the other Loan Parties to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Parent, the Borrower, any Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Parent, the Borrower, any Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Parent, the Borrower, any Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Parent, the Borrower, any Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Administrative Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by the Parent, the Borrower, any Subsidiary or any other Loan Party. The Parent shall, and shall cause its Subsidiaries and the other Loan Parties to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 7.10. Books and Records.
The Parent shall, and shall cause each of its Subsidiaries and the other Loan Parties to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 7.11. Further Assurances.
The Parent and the Borrower shall, at the Borrower’s cost and expense and upon request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12. Guarantors.
(a)    Requirements to Become a Guarantor. During any time that the Borrower does not have an Investment Grade Rating, the Borrower shall cause each Material Subsidiary that has guaranteed, or otherwise become liable for, the Unsecured Indebtedness of another Person to deliver to the Administrative Agent an Accession Agreement executed by such Material Subsidiary and each of the items set forth in the immediately following subsection (b). The Borrower shall cause delivery of the Accession Agreement and the items described in the immediately following subsection (b) within 10 Business Days of any such Material Subsidiary guaranteeing, or otherwise becoming liable for, the Unsecured Indebtedness of another Person during any time that the Borrower does not have an Investment Grade Rating.

(b)    Required Deliverables. Each Accession Agreement delivered by a Material Subsidiary under the immediately preceding subsection (a) shall be accompanied by each of the following items:

(i)    the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of

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such Material Subsidiary, certified as of a recent date by the Secretary of State of the State of formation of such Material Subsidiary;

(ii)    a Certificate of Good Standing or certificate of similar meaning with respect to such Material Subsidiary (and in the case of a limited partnership, the general partner of such Material Subsidiary) issued as of a recent date by the Secretary of State of the State of formation of such Material Subsidiary and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Material Subsidiary is required to be so qualified where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(iii)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Material Subsidiary with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Material Subsidiary is a party;

(iv)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Material Subsidiary of the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity;

(v)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Material Subsidiary of all corporate, partnership, member or other necessary action taken by such Material Subsidiary to authorize the execution, delivery and performance of the Loan Documents to which it is a party; and

(vi)    the items that would have been delivered under Sections 5.1.(a)(iv), (v) and (xiv) as if such Material Subsidiary had been a Guarantor on the Effective Date.

(c)    Release of a Guarantor. With respect to any Material Subsidiary that becomes a Guarantor pursuant to subsection (a) above, the Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, such Subsidiary from the Guaranty pursuant to a Guarantor Release Letter so long as: (i) either (A)(1) such Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be a Material Subsidiary; and (2) no Default or Event of Default exists or would occur as a result of such release; or (B) the Borrower has an Investment Grade Rating; and (ii) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 7.13. REIT Status.
The Parent shall at all times maintain its status as a REIT.

Section 7.14. Exchange Listing.

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The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or NYSE MKT LLC or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

ARTICLE VIII. INFORMATION
For so long as this Agreement is in effect, the Parent and the Borrower, as applicable, shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1. Quarterly Financial Statements.
As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or the treasurer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year‑end audit adjustments).

Section 8.2. Year‑End Statements.
As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer or treasurer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period and (b) independent certified public accountants of recognized national standing, whose certificate shall be unqualified.

Section 8.3. Compliance Certificate.
At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., and within 5 Business Days of the Administrative Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed by the chief financial officer or treasurer of the Parent: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Parent and the Borrower were in compliance with the covenants contained in Sections 9.1. and (b) stating that, to the best of such Person’s knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure. Together with each Compliance Certificate delivered in connection with quarterly or annual financial statements, the Borrower and the Parent shall deliver (a) a report, in form and detail reasonably satisfactory to the Administrative Agent, setting forth a Statement of Funds From Operations for the fiscal period then

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ending and (b) a complete and correct listing of all Indebtedness of the Parent and its Subsidiaries, including without limitation, Guarantees of the Parent and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness.

Section 8.4. Other Information.
(a)    Management Reports. Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Parent or its respective Boards of Trustees by its independent public accountants;

(b)    Securities Filings. Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S‑8 or its equivalent), reports on Forms 10‑K, 10‑Q and 8‑K with respect to matters or events that have a Material Adverse Effect on the Parent, Borrower or Loan Party (or their equivalents) and all other periodic or current reports which the Parent, the Borrower, any of their respective Subsidiaries or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)    Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower, any Subsidiary or any other Loan Party;

(d)    ERISA. If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer, treasurer or controller of the Borrower or the Parent, as applicable, setting forth details as to such occurrence and the action, if any, which the Parent, the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e)    Litigation. To the extent the Parent, the Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Parent, the Borrower or any Subsidiary are being audited;

(f)    [Intentionally Omitted];

(g)    Change of Management or Financial Condition. Prompt notice of any change in the named executive officers of the Parent, the Borrower, any Subsidiary or any other Loan Party and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any Subsidiary or any other Loan Party which has had or could reasonably be expected to have a Material Adverse Effect;

(h)    Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Parent or the Borrower obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Parent, the Borrower, any Subsidiary or any other Loan Party

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under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(i)    Notice of Violations of Law. Prompt notice if the Parent, the Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(j)    Material Subsidiary. Prompt notice of any Person becoming a Material Subsidiary;

(k)    Material Asset Sales. Prompt notice of the sale, transfer or other disposition of, in one or a series of related transactions, assets constituting 10% or more of the Total Asset Value to any Person other than the Parent, the Borrower, any Subsidiary or any other Loan Party;

(l)    [Intentionally Omitted];

(m)    Patriot Act Information, Etc. From time to time and promptly upon each request, (i) information identifying the Borrower as a Lender may request in order to comply with the Patriot Act and (ii) any information that the Administrative Agent reasonably deems necessary from time to time in order to ensure compliance with all Applicable Laws concerning money laundering and similar activities; and

(n)    Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower or any of their respective Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Notwithstanding anything to the contrary herein, documents and notices required to be delivered by the Loan Parties pursuant to subsections (b) and (c) of this Section shall be deemed delivered by, and delivery effective at the time of, the public filing of the same in electronic format with the Securities and Exchange Commission.

ARTICLE IX. NEGATIVE COVENANTS
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower and the Parent shall comply with the following covenants:

Section 9.1. Financial Covenants.
Neither the Parent nor the Borrower shall permit:

(a)    Maximum Leverage Ratio. The ratio of (i) Total Indebtedness to (ii) Total Asset Value, to exceed 0.60 to 1.00 for the fiscal quarter of the Parent most recently ending (the “Maximum Leverage Ratio”), provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (a) so long as (i) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 during the fiscal quarter in which such Material Acquisition took place and for the immediately subsequent fiscal quarter, (ii) the Borrower has not maintained compliance with this subsection (a) in reliance

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on this proviso for more than two (2) non-consecutive fiscal quarters, and (iii) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00.

For purposes of calculating this ratio, (A) Total Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of such calculation and (y) unrestricted cash and Cash Equivalents, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted under the immediately preceding clause (A).

(b)    Minimum Fixed Charge Coverage Ratio. The ratio of (i) Adjusted EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the fiscal quarter of the Parent most recently ending to (ii) Fixed Charges for such period, to be less than 1.50 to 1.00.

(c)    Maximum Secured Indebtedness Ratio. The ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Total Asset Value, to exceed 0.40 to 1.00 for the fiscal quarter of the Parent most recently ending.

(d)    Unencumbered Leverage Ratio. The ratio of (i) Unsecured Indebtedness of the Parent and its Subsidiaries to (ii) Unencumbered Asset Value, to be greater than 0.60 to 1.00 for the fiscal quarter of the Parent most recently ending, provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (d) so long as (i) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 during the fiscal quarter in which such Material Acquisition took place and for the immediately subsequent fiscal quarter, (ii) the Borrower has not maintained compliance with this subsection (d) in reliance on this proviso for more than two (2) non-consecutive fiscal quarters, and (iii) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 for such fiscal quarter, provided, further, that the Borrower shall not be in breach of this clause (d) if, on or prior to the date the Borrower delivers the applicable Compliance Certificate as required under Section 8.3., the Borrower makes a principal prepayment of Unsecured Indebtedness in an amount sufficient to cause the Borrower to be in compliance with this clause (d) after giving effect to such prepayment.

For purposes of calculating this ratio, (A) Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Unsecured Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation and (y) unrestricted cash and Cash Equivalents and (B) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted under clause (A) unless the lesser amount is unrestricted cash and Cash Equivalents, in which event no deduction will be made to the Unencumbered Asset Value..

(e)    Minimum Unencumbered Interest Coverage Ratio. The ratio of (i) Unencumbered Adjusted NOI for the fiscal quarter of the Parent most recently ending to (ii) Unsecured Interest Expense for such period, to be less than 1.75 to 1.00 for such fiscal quarter.

Section 9.2. Restricted Payments.
If a Default or Event of Default exists, the Parent shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment except (a) to the Parent or any Subsidiary and (b) the Borrower may pay cash dividends to the Parent and other holders of partnership interests in the Borrower on a pro rata basis with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the

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Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.13. If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(b), Section 10.1.(f) or Section 10.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Parent shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Parent or any Subsidiary.

Section 9.3. Indebtedness.
The Parent and the Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

Section 9.4. Liens; Negative Pledges; Other Matters.
(a)    The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1. Notwithstanding anything to the contrary in this Section, if the Parent, the Borrower or any other Subsidiary grants a Lien in any of its respective properties, assets, income or profits to secure the Existing Credit Agreement liabilities and/or the liabilities and obligations under any other agreement evidencing Unsecured Indebtedness that the Parent, the Borrower, any other Loan Party or any Subsidiary may create, incur, assume or permit to suffer to exist under Section 9.3., then the Borrower or the applicable Subsidiary will make or cause to be made a provision whereby the Obligations will be secured equally and ratably with all other obligations secured by such Lien, and in any case the Administrative Agent and the Lenders shall have the benefit, to the full extent that and with such priority as, the Administrative Agent and the Lenders may be entitled under Applicable Law, of an equitable Lien on such properties, assets, income or profits securing the Obligations.

(b)    The Parent and the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Parent or any Subsidiary; (ii) pay any Indebtedness owed to the Parent or any Subsidiary; (iii) make loans or advances to the Parent or any Subsidiary; or (iv) transfer any of its property or assets to the Parent or any Subsidiary; other than (i) with respect to clauses (i) through (iv), those encumbrances or restrictions (A) contained in any Loan Document, (B) contained in any other agreement that evidences Unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are substantially similar to those contained in the Loan Documents, or, (ii) with respect to clause (iv), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business.

Section 9.5. Merger, Consolidation, Sales of Assets and Other Arrangements.

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The Parent and the Borrower shall not, and shall not permit any Material Subsidiary or other Loan Party to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(a)    any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Parent or the Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; notwithstanding the foregoing, any such Loan Party (other than the Borrower) may enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger only if (i) the Borrower shall have given the Administrative Agent and the Lenders at least 30 Business Days’ prior written notice of such merger, such notice to include a certification to the effect that immediately after and after giving effect to such action, no Default or Event of Default is or would be in existence; (ii) within 5 Business Days of consummation of such merger, the survivor entity (if not already a Guarantor) shall have executed and delivered an assumption agreement in form and substance satisfactory to the Administrative Agent pursuant to which such survivor entity shall expressly assume all of the such Loan Party’s Obligations under the Loan Documents to which it is a party; (iii) within 30 days of consummation of such merger, the survivor entity delivers to the Administrative Agent the following: (A) items of the types referred to in Section 7.12.(b) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Administrative Agent and still in effect), (B) copies of all documents entered into by such Loan Party or the survivor entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, (C) copies, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party or the survivor entity, of all corporate and shareholder action authorizing such merger and (D) copies of any filings with the Securities and Exchange Commission in connection with such merger; and (iv) such Loan Party and the survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Administrative Agent may reasonably request;

(b)    the Parent, the Borrower, the Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)    a Person may merge with and into the Borrower or the Parent so long as (i) the Borrower or the Parent, as the case may be, is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, (iii) the Borrower shall have given the Administrative Agent and the Lenders at least 30 Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii) (except that in the case of the merger of a Subsidiary with and into the Borrower or the Parent such notice may be given no later 5 Business Days following the consummation of such merger); and

(d)    the Parent, the Borrower and each Subsidiary may sell, transfer or dispose of assets among themselves.

Section 9.6. Fiscal Year.
Neither the Parent nor the Borrower shall change its fiscal year from that in effect as of the Agreement Date.

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Section 9.7. [Intentionally Omitted].
Section 9.8. Modifications of Organizational Documents.
The Parent and the Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 9.9. Transactions with Affiliates.
The Parent and the Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Parent or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to the Parent or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.10. ERISA Exemptions.
Neither the Parent nor the Borrower shall, or shall permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Neither the Parent nor the Borrower shall cause or permit to occur, or permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.11. Foreign Assets Control.
The Borrower and each Guarantor shall not be at any time a Person with whom the Administrative Agent and the Lenders are restricted from doing business under the regulations of OFAC (including, Sanctioned Persons) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and shall not engage in any dealings or transactions or otherwise be associated with such Persons.

ARTICLE X. DEFAULT
Section 10.1. Events of Default.
Each of the following shall constitute, after expiration of any applicable notice or cure period, an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)    Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.

(b)    Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under

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this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.

(c)    Default in Performance. (i) The Parent or the Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 8.4.(h), Section 9.1., Section 9.2., or Section 9.3. of this Agreement, or (ii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(d)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e)    Indebtedness Cross-Default; Derivatives Contracts.

(i)    Without limiting the provisions of this Section 10.1 with respect to the Loans, the Parent, the Borrower or any other Loan Party shall fail to pay when due and payable the principal of, or interest on, any Recourse Indebtedness in the aggregate amount of $100,000,000 (“Material Indebtedness”) which is or has become the primary obligation of such Parent, Borrower or other Loan Party (for purposes of this Section, the amount of Recourse Indebtedness shall be measured not by the underlying debt amount, but only by that portion of the underlying debt amount which is recourse to Parent, Borrower or any other Loan Party); or

(ii)    (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or

(iii)    any other event shall have occurred and be continuing with respect to any Material Indebtedness and as a result, the holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, is permitted to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

(iv)    there occurs under any Derivatives Contract an Early Termination Date (as defined in such Derivatives Contract) resulting from (A) any event of default under such Derivatives Contract as to which any Loan Party is the Defaulting Party (as defined in such Derivatives Contract) or (B) any Termination Event (as so defined) under such Derivatives Contract as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Derivatives Termination Value owed by any Loan Party as a result thereof is $50,000,000 or more.

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(f)    Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any Material Subsidiary of the Parent or the Borrower in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Parent, the Borrower, such Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)    Litigation; Enforceability. The Parent, the Borrower, any Subsidiary or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i)    Judgment. A judgment or order for the payment of money or for an injunction shall be entered against the Parent, the Borrower, any Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders $50,000,000 or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any Subsidiary of the Parent or the Borrower or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond

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shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k)    ERISA.

(i)    One or more ERISA Events shall have occurred that result in liability to any member of the ERISA Group aggregating in excess of $25,000,000; or

(ii)    The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $25,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(l)    Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m)    Change of Control.

(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Parent;

(ii)    During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12‑month period constituted the Board of Trustees of the Parent (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Parent then in office, other than as a result of the death, disability, or ordinary-course retirement of any such trustees; or

(iii)    the Parent, or any Wholly Owned Subsidiary of the Parent, shall cease for any reason to be the general partner of the Borrower.

(n)    Existing Credit Agreement. An Event of Default under (and as defined in) the Existing Credit Agreement shall occur.

Section 10.2. Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:

(a)    Acceleration; Termination of Facilities.

(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the

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time outstanding and (ii) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) all of the Commitments and the obligation of the Lenders to make Loans shall all immediately and automatically terminate.

(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent shall, at the direction of the Requisite Lenders: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (2) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Commitments.

(b)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Parent, the Borrower and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.3. Remedies Upon Default.
Upon the occurrence of a Default specified in Sections 10.1.(g), the Commitments shall immediately and automatically terminate.

Section 10.4. Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 12.3.) under any of the Loan Documents in respect of any Obligations shall be applied in the following order and priority:

(a)    to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

(b)    to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents,

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including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c)    to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)    to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them; and

(e)    the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Section 10.5. Performance by Administrative Agent.
If the Parent or the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, and such failure has continued after the expiration of any cure or grace period set forth herein, the Administrative Agent may, after notice to the Parent or the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Parent or the Borrower. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post‑Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.6. Rights Cumulative.
(a)    Generally. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective and no failure or delay by the Administrative Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)    Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for its benefit and the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 12.3. (subject to the terms of Section 3.3.), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights

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otherwise ascribed to the Administrative Agent pursuant to Article X. and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XI. THE ADMINISTRATIVE AGENT
Section 11.1. Authorization and Action.
Each Lender hereby appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender nor to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Administrative Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Administrative Agent pursuant to this Agreement or the other Loan Documents. The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Administrative Agent to exercise such right or remedy.

Section 11.2. Administrative Agent’s Reliance, Etc.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including its own

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counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 11.3. Notice of Defaults.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default.” Further, if the Administrative Agent receives such a “notice of default”, the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.4. Administrative Agent as Lender.
The Lender acting as Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Capital One in each case in its individual capacity. Capital One and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Parent, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any Affiliate of the Administrative Agent may accept fees and other consideration from the Parent or the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Capital One or its Affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.5. Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval or consent

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is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Parent and the Borrower in respect of the matter or issue to be resolved. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply (which shall be no less than 10 Business Days), such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 12.6.(b).

Section 11.6. Lender Credit Decision, Etc.
Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys‑in‑fact or other Affiliates of the Administrative Agent has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent or the Borrower, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Parent, the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Loan Parties, the Subsidiaries of the Parent and the Borrower and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent, or any of its officers, directors, employees, agents, attorneys‑in‑fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

Section 11.7. Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity

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payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Administrative Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Administrative Agent following the advice of counsel to the Administrative Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out‑of‑pocket expenses (including counsel fees of the counsel(s) of the Administrative Agent’s own choosing) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent, and/or the Lenders arising under any Environmental Laws. Such out‑of‑pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8. Successor Administrative Agent.
The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed as Administrative Agent under the Loan Documents for gross negligence or willful misconduct upon 30-day’s prior written notice by all Lenders (other than the Lender then acting as Administrative Agent). Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Administrative Agent’s giving of notice of resignation or the giving of notice of the removal of the Administrative Agent, then the resigning or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000; provided, the resigning or removed Administrative Agent shall continue to serve as Administrative Agent

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until such time as a successor Administrative Agent shall have accepted such appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents; provided, however, such retiring Administrative Agent shall not be relieved from any obligations arising prior to its discharge to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or from the failure by the Administrative Agent to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Administrative Agent following the advice of counsel to the Administrative Agent of which advice the Lenders have received notice. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

Section 11.9. Titled Agents.
Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles of “Joint Lead Arranger”, “Joint Bookrunner”, “Syndication Agent” and any other similar titles are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XII. MISCELLANEOUS
Section 12.1. Notices.
Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Parent:

Corporate Office Properties Trust
6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Attention: General Counsel
Telephone Number:    (443) 285-5400
Telecopy Number:    (443) 285-7650

If to the Borrower:

Corporate Office Properties, L.P.
6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Attention: General Counsel
Telephone Number:    (443) 285-5400
Telecopy Number:    (443) 285-7650

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If to the Administrative Agent:

Capital One, National Association,
as Administrative Agent
1680 Capital One Drive, 10th Floor
McLean, Virginia 22102
Attn: Jessica W. Schneickert
Telephone:     (703) 720-6526
Telecopy:     (703) 720-2032

with a copy to:

Capital One, National Association,
as Administrative Agent
299 Park Ave., 31st Floor
New York, NY 10170
Attn: Thomas Kornobis, Commercial Loan Operations
Telephone:     (646) 836-5268
Telecopy:     (888) 246-3710

If to a Lender:

To such Lender’s address or telecopy number, as applicable, set forth in its Administrative Questionnaire;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II. shall be effective only when actually received. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 12.2. Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation and administration of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and costs and expenses in connection with the use of Intralinks, Inc. or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent, and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel)

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and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent, and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document; and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Administrative Agent, and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including the reasonable fees and disbursements of counsel to the Administrative Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent, and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 12.3. Setoff.
Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Administrative Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender or any Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.11. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 12.4. Litigation; Jurisdiction; Other Matters; Waivers.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN

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DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)    EACH OF THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT LOCATED FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE PARENT, THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5. Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f). Subject to the last sentence of the immediately following subsection (b), any attempted assignment or transfer by any party hereto not permitted by clauses (i) through (iii) of the immediately preceding sentence shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and/or Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in the immediately preceding subsection (A), the aggregate amount of Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance Agreement, as of the Trade Date) shall not be less than $10,000,000 in the case of any assignment of a Commitment or a Loan, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $10,000,000 in the case of a Commitment or Loan, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it; provided, further, that, notwithstanding the foregoing, a Lender may assign the entire remaining amount of Term Loans held by it without having to otherwise comply with this subsection (B).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Commitment if such assignment is to a Person that is not already a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender or (y) a Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

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(iv)    Assignment and Acceptance Agreement; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the Eligible Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Eligible Assignee and such transferor Lender, as appropriate.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent, the Borrower or any of the Parent or the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

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(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty (except as otherwise permitted under Section 7.12.(c)) in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12., 4.1., 4.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.3. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (and is maintained in accordance with Sections 5f. 103-1(c) and 1.871-14(c)(1)(i) of the United States Treasury Regulations) (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c)(1)(i) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.12., 4.1. and 4.4. than the applicable Lender would have been entitled to receive

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with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent which consent may be withheld in the Borrower’s sole discretion. A Participant that is organized under the laws of a jurisdiction outside of the United States of America shall not be entitled to the benefits of Section 3.12. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.12.(g) as though it were a Lender (it being understood that the documentation required under Section 3.12.(g) shall be delivered to the participating Lender).

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent exercised in their sole discretion, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6. Amendments.
(a)    Generally. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b)    Additional Lender Consents. In addition to the foregoing requirements, no amendment waiver or consent shall do any of the following:

(i)    (A) increase (or reinstate) the Commitment of a Lender or subject a Lender to any additional obligations without the written consent of such Lender or (B) increase the aggregate outstanding principal amount of the Loans in excess of any limit imposed under Section 2.9. without the consent of each Lender;

(ii)    reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii)    reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

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(iv)    modify the definition of “Maturity Date”, “Availability Termination Date” or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations owing to the Lenders, in each case, without the written consent of each Lender directly affected thereby;

(v)    modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 2.3. or 3.2. without the written consent of each Lender;

(vi)    amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section, modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(vii)    release the Parent as a Guarantor or any other Guarantor from its obligations under the Guaranty (except as expressly permitted by Section 7.12.(c)) without the written consent of each Lender; provided, however, the consent of each Lender shall not otherwise be required under this clause (vii) for any amendment, waiver or consent which does not expressly provide for the release of a Guarantor (but which may indirectly result in such a release);

(viii)    waive any Default or Event of Default occurring under Section 10.1.(a) or Section 10.1.(b) without the written consent of each Lender owed the Obligations that were not paid when due resulting in such Default or Event of Default.

(c)    No amendment, waiver or consent, unless in writing and signed by the Administrative Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. The Administrative Agent and the Borrower may, without the consent of any Lender, enter into the amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 4.2.(b) in accordance with and subject to the terms of Section 4.2.(b).

(d)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise

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explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(e)    Notwithstanding anything to the contrary in this Section 12.6., if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders. Any such amendment shall become effective without any further action or consent of any other party to this Agreement, provided, however, that the Administrative Agent shall promptly provide the Lenders with a copy of any such amendment.

(f)    Modifications to Existing Credit Agreement. Notwithstanding anything to the contrary contained in this Agreement but subject to Section 12.6.(b), if (i)(x) any of the representations and warranties, covenants, events of default or other material terms contained in Article VI. through Article X. of the Existing Credit Agreement (including any related definitions for such provisions) are hereafter amended or otherwise in any material respect, or compliance therewith is waived, or any additional representations, warranties, covenants or events of default are added to the Existing Credit Agreement, or (y) a Property is included as an Eligible Unencumbered Property (as defined in the Existing Credit Agreement) for purposes of the calculation of Unencumbered Asset Value (as defined in the Existing Credit Agreement) which Property does not meet one or more of the criteria for inclusion set forth in the Existing Credit Agreement (each of the deviations from the Existing Credit Agreement in the immediately preceding clauses (x) and (y), a “Modification”; the written amendment, modification, supplement or waiver enacting such Modification to the Existing Credit Agreement, a “Modification Document”), and (ii) the Lenders hereunder constituting the Requisite Lenders that are also Lenders under the Existing Credit Agreement (an “Existing Credit Agreement Lender”) expressly approved the applicable Modification Document (a “Consenting Lender”), then the substantive terms contained in the Modification shall be deemed incorporated and given effect in this Agreement to the same extent as though set forth in full herein, so as to have the provisions of this Agreement consistent with such Modification of the Existing Credit Agreement. Any Corresponding Modification shall be effective only in the specific instance and for the specific purpose for which given. For purposes hereof, “Corresponding Modification” shall mean any deemed or written amendment, modification, supplement or waiver to this Agreement that enacts the terms of a Modification to the Existing Credit Agreement that correspond to terms contained in this Agreement.

At any time that the Administrative Agent is not an Existing Credit Agreement Lender, the Borrower agrees to provide the Administrative Agent with (x) a copy of all draft Modification Documents with respect to the Existing Credit Agreement within 10 days (or such shorter period as may be acceptable to the Administrative Agent) prior to the execution thereof, (y) updated information with respect to each proposed Modification during the negotiation thereof upon the request of the Administrative Agent and (z) a final, executed copy of each Modification Document. The Borrower, each Consenting Lender and any other Lender that has approved a Corresponding Modification each agrees to execute and deliver promptly after the Administrative Agent’s or the Requisite Lenders’ request an amendment, modification, supplement or waiver to this Agreement (in form and substance satisfactory to the Administrative Agent or the Requisite Lenders, as applicable, and the Borrower) to reflect the intent of this subsection (f), provided, that the execution and delivery thereof shall not be a condition to the effectiveness of such amendment, modification, supplement or waiver. At any time that the Administrative Agent is an Existing Credit Agreement Lender, Borrower shall be deemed to have provided the notice required to the Administrative Agent hereunder upon execution of any Modification Documents.

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Notwithstanding the foregoing, if any representation, warranty or covenant contained in the Existing Credit Agreement (including any related definitions for such provision) is amended or otherwise modified in a manner that is more restrictive to the Loan Parties or more favorable to the Existing Credit Agreement Lenders than the representations, warranties or covenants then set forth in the Existing Credit Agreement or any additional representation, warranty or covenant not set forth in this Agreement is included in the Existing Credit Agreement and such representation, warranty or covenant is more restrictive to the Loan Parties or more favorable to the Existing Credit Agreement Lenders than the representations, warranties or covenants then set forth in the Existing Credit Agreement, then and in such event the Borrower shall provide notice thereof to the Administrative Agent and the corresponding representation, warranty or covenant set forth in this Agreement shall automatically be deemed to be amended, modified or incorporated herein by reference, as applicable, with the same effect as in the Existing Credit Agreement.

Section 12.7. Nonliability of Administrative Agent and Lenders.
The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Parent or the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Parent, the Borrower, any Subsidiary of the Parent or the Borrower or any other Loan Party. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower or the Parent to review or inform the Borrower or the Parent of any matter in connection with any phase of the Borrower’s or Parent’s business or operations.

Section 12.8. Confidentiality.
The Administrative Agent and each Lender shall use reasonable efforts to assure that information about the Borrower, the Parent, the other Loan Parties and other Subsidiaries of the Parent and the Borrower, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Administrative Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Administrative Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Administrative Agent or such Lender, as applicable, and the Borrower and the Parent, but in any event the Administrative Agent and the Lenders may make disclosure: (a) to any of their respective Affiliates (provided such Affiliates shall agree to keep such information confidential in accordance with the terms of this Section 12.8.); (b) as reasonably requested by any bona fide Eligible Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon Borrower’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent, the Borrower or any Affiliate,

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and (h) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, upon notice to the Borrower or any other Loan Party, to the extent practicable (provided, that, any failure by the Administrative Agent or any Lender to give such notice to the Borrower or any Loan Party shall not subject the Administrative Agent or any Lender to any liability which may arise from such failure to give notice), to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender.

Section 12.9. Indemnification.
(a)    The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, each of the Lenders, any Affiliate of the Administrative Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12. or 4.1. or expressly excluded from the coverage of such Sections 3.12. or 4.1.) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and their respective Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and their respective Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non‑compliance by the Parent, the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent, the Borrower or their respective Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.

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(b)    The Borrower’s indemnification obligations under this Section 12.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent, the Borrower or any Subsidiary, any shareholder of the Parent, the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower or the Parent), any account debtor of the Parent, the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower in writing of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.9.

(c)    This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower and/or any Subsidiary.

(d)    All out‑of‑pocket fees and expenses of, and all amounts paid to third‑persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)    An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f)    If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)    The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

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Section 12.10. Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.12., 4.1., 4.4., 11.7., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising before such termination as well as, in the case of Sections 11.7., 12.4. and 12.9., after such termination and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11. Severability of Provisions.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12. GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13. Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.14. Obligations with Respect to Loan Parties.
The obligations of the Parent and the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent or the Borrower does not control such Loan Parties.

Section 12.15. Limitation of Liability.
Neither the Administrative Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and the Parent and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any

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special, indirect, incidental, or consequential damages suffered or incurred by the Parent or the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.16. Entire Agreement.
This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency.

Section 12.17. Construction.
The Administrative Agent, the Borrower, the Parent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower, the Parent and each Lender.

Section 12.18. Patriot Act.
The Lenders and the Administrative Agent each hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with such Act.

Section 12.19. Contractual Recognition of Bail-In.
Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties, each party hereto acknowledges and accepts that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)    any Bail-In Action in relation to any such liability, including (without limitation):

(i)    a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it provided, that a conversion with respect to the

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Parent’s shares of stock may not occur if such conversion would violate the Applicable Laws or the Parent’s Declaration of Trust or would cause the Parent to no longer qualify as a REIT under the Internal Revenue Code; and
(iii)    a cancellation of any such liability; and

(b)    a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 12.20. Accounting Terms.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Administrative Agent shall so request, the Parent, the Borrower and the Administrative Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

Section 12.21. Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

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EXHIBIT B

[Schedules to Term Loan Agreement - Separately Attached]

SCHEDULE I

Commitments

Lender	Commitment
Capital One, National Association	$85,000,000
PNC Bank, National Association	$50,000,000
Regions Bank	$50,000,000
U.S. Bank National Association	$25,000,000
TD Bank, N.A.	$25,000,000
Manufacturers and Traders Trust Company	$15,000,000
TOTAL	$250,000,000

SCHEDULE 1.1(A)
List of Loan Parties

Name	Jurisdiction of Formation	Jurisdictions of Foreign Qualification
Borrower
Corporate Office Properties, L.P.	Delaware	Maryland, New Jersey, Pennsylvania, Virginia, Alabama and District of Columbia

Parent
Corporate Office Properties Trust	Maryland	District of Columbia

Schedule 6.1(b) Part I
Ownership Structure - All Subsidiaries

Name	Jurisdiction	Person Holding an Equity Interest	Nature of Interests Held	Percentage Ownership	Excluded or Material

Schedule 6.1(b) Part 2
Unconsolidated Affiliates

Schedule 6.1(f) - Real Property
As of November 7, 2018

Address	Square Feet

Schedule 6.1(f) Part II - Real Property Liens
As of November 7, 2018

SCHEDULE 6.1(g) - Indebtedness and Guaranties
As of November 7, 2018

Loan	Recourse Guarantee Amount	JV %	Outstanding Balance 1)	Secured/ Unsecured

$800M Revolver			99,000,000	U
$300M Term Loan			100,000,000	U
$250M Term Loan			250,000,000	U
3.6% Senior Unsecured Notes			350,000,000	U
5.25% Senior Unsecured Notes			250,000,000	U
3.7% Senior Unsecured Notes			300,000,000	U
5.0% Senior Unsecured Notes			300,000,000	U
MDE Note			1,511,142	U
			1,650,511,142

State Farm (Albert Einstein)			519,167	S
PNC (7740 Milestone Parkway)			17,892,469	S
Northwestern Mutual			52,799,799	S
			71,211,435
Add: Pro Rata Share of JV Debt
PNC (M Square)		50%	21,587,119	S
State Farm (1000 Redstone Gateway) 2)	10,476,352	85%	10,476,352	S
State Farm (1100 Redstone Gateway) 2)	10,994,753	85%	10,994,753	S
State Farm (1200 Redstone Gateway) 2)	12,706,714	85%	12,706,714	S
M&T Bank (72-7400 Redstone Gateway) 2)	12,931,294	85%	12,931,294	S
CMBS (DC-11)		50%	6,500,000	S
CMBS (DC-12&14)		50%	9,500,000	S
CMBS (DC-8, 9 & 10)		50%	14,000,000	S
2100 L Street Construction Loan 3)	3,771,158	95%	10,774,738	S
COPT's share of JV Debt			109,470,970

Add: Letters of Credit
DC-6/NOVEC			1,666,311	U
COPT Stonecroft, LLC			674,700	U
COPT Stonecroft, LLC			359,000	U
COPT DC-19, LLC			516,988	U
2100 L Street			420,880	U
COPT DC Innovation			395,153	U
Misc. Development Related			182,755	U

			4,215,787

Add: Capital Lease Obligations			1,355,609

Total Indebtedness			$1,836,764,943

1) Outstanding Balance as of 9/30/18.
2) COPLP providing full Payment Guaranty for this JV debt.
3) COPLP providing 35% Payment Guaranty for this JV debt.

SCHEDULE 6.1(i)
Litigation
None

Schedule 6.1(y) - Unencumbered Assets
as of November 7, 2018

Address	Square Feet

EXHIBIT C

REAFFIRMATION OF OBLIGATIONS

November 7, 2018

The undersigned (the “Guarantor”) hereby (a) reaffirms its continuing obligations owing under the Guaranty dated as of December 17, 2015, executed and delivered by the Guarantor (the “Guaranty”) and (b) agrees that the Third Amendment to Term Loan Agreement dated the date hereof (the “Amendment”) amending the Term Loan Agreement dated as of December 17, 2015, as amended by that certain First Amendment to Term Loan Agreement dated as of September 15, 2016, as amended by that certain Second Amendment to Term Loan Agreement dated as of December 18, 2017 (as amended, restated, supplemented and/or otherwise modified from time to time and as in effect immediately prior to the date hereof, the “Term Loan Agreement”), by and among CORPORATE OFFICE PROPERTIES, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), CORPORATE OFFICE PROPERTIES TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Parent”), each of the Lenders party thereto, and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent (the “Agent”), and the transactions contemplated by the Amendment, do not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of such Guarantor thereunder.

The Guarantor represents and warrants to the Agent and the Lenders that the execution, delivery, and performance of this Reaffirmation of Obligations has been authorized by all requisite action on the part of such Guarantor and will not violate such Guarantor’s organizational or governing documents.

The Guarantor further agrees that references to the Term Loan Agreement contained in any Loan Document (as defined in the Term Loan Agreement) shall be deemed to be references to the Term Loan Agreement, as amended by the Amendment.

This Reaffirmation of Obligations shall be construed in accordance with and be governed by the laws (without giving effect to the conflict of law principles thereof) of the State of New York.

[Signature on Next Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Reaffirmation of Obligations as of the date first above written.

CORPORATE OFFICE PROPERTIES TRUST

By:
Name:
Title: